EXHIBIT (d)(1)

[Freedom Investors Corp. Letterhead]

Amy L. Siesennop

Frontier Funds, Inc.

130 East Capitol Drive

Hartland, Wisconsin 53029

December 29, 2006

Re:

Investment Advisory Agreement

Dear Amy:

With respect to the Investment Advisory Agreement, by and between Freedom Investors, Corp. (“Freedom”) and Frontier Funds, Inc. (“Frontier”), dated November 15, 2004 (“Advisory Agreement”), Freedom hereby irrevocably confirms its determination and agreement, made in its sole discretion, that the fee payable to Freedom pursuant to Paragraph 6 of the Advisory Agreement (“Advisory Fee”) shall be accrued and paid at the rate of 1.0% per annum through and including the fiscal year of Frontier ending September 30, 2006; the Advisory Fee shall increase to 1.5% per annum for the fiscal year of Frontier ending September 30, 2007, and thereafter, as provided in the Advisory Agreement.

Very truly yours,

FREEDOM INVESTORS CORP.

By:  /s/ JOEL R. BLUMENSCHEIN

Joel R. Blumenschein, President

Acknowledged and Accepted this 29th day December, 2006.

FRONTIER FUNDS, INC.

By:  /s/ AMY L. SIESENNOP

Amy L. Siesennop, President